Exhibit 99.1

Longtime Denver CPA joins RE/MAX Board of Directors

DENVER, Feb. 19, 2016 /PRNewswire/ -- Joseph DeSplinter has accepted a position on the RE/MAX Holdings, Inc. Board of Directors. In 2014, he retired from Ernst & Young as a Professional Practice Director in New York. He also served the firm as a Managing Partner in both Denver and Phoenix. DeSplinter has nearly 40 years of management and accounting experience, with an emphasis on public company management. DeSplinter becomes the 10th member of the RE/MAX board and has been appointed to serve on the audit committee.

"Joe's career is an impressive one and he has an extensive background in management and SEC reporting that makes him a perfect addition to our Board," said Dave Liniger, CEO, Co-Founder and Chairman of RE/MAX, LLC. "His many years in professional practice with a variety of public companies has given him a wealth of experience to draw upon in providing valuable guidance to our Board."

After a career spanning 39 years, Joe DeSplinter retired from Ernst & Young, where he focused on private equity, technology, real estate, financial services and SEC reporting matters. His responsibilities included initial public offerings, due diligence procedures and business combinations.

DeSplinter holds a Certified Public Accountant license in Arizona, California, Colorado, Illinois and New York. He earned a Bachelor of Science in Business and Accounting from Northern Illinois University and also completed executive programs at the Kellogg Graduate School of Management at Northwestern University.

Currently, DeSplinter serves on the Board of Directors and audit committees of Adolfson & Peterson Construction, and the Catholic Foundation of Northern Colorado.

DeSplinter has been active with many community groups. He has also been a soccer and little league coach and was a Little League board member.

About the RE/MAX Network:
RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 100,000 agents provide RE/MAX a global reach of nearly 100 countries. Nobody sells more real estate than RE/MAX when measured by residential transaction sides.

RE/MAX, LLC, one of the world's leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, LLC, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE:RMAX).

With a passion for the communities in which its agents live and work, RE/MAX is proud to have raised more than $150 million for Children's Miracle Network Hospitals® and other charities.

For more information about RE/MAX, to search home listings or find an agent in your community, please visit www.remax.com. For the latest news about RE/MAX, please visit www.remax.com/newsroom.

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CONTACT: Shaun White, Vice President, Public Relations, RE/MAX, LLC, (303) 796-3405, shaunwhite@remax.com; Pete Crowe, Vice President, Investor Relations, RE/MAX, LLC, (303) 796-3815, pcrowe@remax.com